Exhibit 8.3

April 24, 2015

Board of Directors

Provident Bancorp, Inc.

5 Market Street

Amesbury, Massachusetts 01913

Ladies and Gentleman:

You have requested this firm’s opinion regarding the material State of New Hampshire Business Profits Tax, New Hampshire Business Enterprise Tax and New Hampshire Interest and Dividends Tax consequences which will result from a stock offering (“Offering) of the shares of common stock of Provident Bancorp, Inc., a Massachusetts corporation (the “Stock Holding Company”) and the wholly owned subsidiary of Provident Bancorp, a Massachusetts chartered mutual holding company (the “Mutual Holding Company”). The Stock Holding Company owns all of the outstanding common stock of The Provident Bank (the “Bank”).

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the Provident Bancorp, Inc. Plan of Stock Issuance (the “Stock Issuance Plan”) and the Registration Statement filed on Form S-1 by the Stock Holding Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933. We have also relied on the federal income tax opinion of Luse Gorman, PC dated April 24, 2015. If any fact or representation contained in these documents is not complete or accurate it is important that we be notified immediately in writing as this may cause us to change our opinion.

Description of Proposed Transaction

Based solely upon the opinion letter of Luse Gorman, PC, and in reliance upon such document, we understand that the relevant facts are as follows.

In 2000, the Bank reorganized from a Massachusetts chartered mutual savings bank into the mutual holding company structure (the “Reorganization”). In 2011, the Mutual Holding Company formed the Stock Holding Company as a Massachusetts stock corporation subsidiary and contributed the stock of the Bank to such mid-tier corporation.

Board of Directors

April 24, 2015

The Stock Holding Company currently has 1,000 shares of common stock (“Common Stock”) outstanding, which are 100% owned by the Mutual Holding Company. It is contemplated that in connection with the Offering, and based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of Common Stock that the Stock Holding Company will issue to the Mutual Holding Company will range from 3,676,080 shares to 4,973,520 shares (subject to adjustment to 5,719,548). The - 1,000 shares of Stock Holding Company common stock now held by the Mutual Holding Company will be cancelled.

The Offering will be effected as follows, or in any other manner approved by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and the Massachusetts Commissioner of Banks. Each of the steps shall be deemed to occur in such order as is necessary to consummate the Offering pursuant to the Stock Issuance Plan and the intent of the Board of Directors of the Stock Holding Company.

1.	In connection with the Offering, the Stock Holding Company will issue to the Mutual Holding Company between 3,676,080 shares and 5,719,548 shares of its Common Stock, in exchange for the 1,000 shares of Stock Holding Company Common Stock that the Mutual Holding Company presently holds.

2.	All shares sold in the Offering will be issued by the Stock Holding Company from authorized but unissued shares of Common Stock. All Common Stock will be offered for sale in the Offering on a priority basis as set forth in the Stock Issuance Plan.

3.	At the close of the Offering, the Stock Holding Company will establish a Liquidation Account for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders, if any. The Liquidation Account provides a priority on liquidation of the Stock Holding Company to such persons equal to the product of (i) the percentage of the Common Stock issued in the Stock Issuance Persons other than the Mutual Holding Company and (ii) the net worth of the Stock Holding Company as of the date of the latest consolidated statement of financial condition in the final Prospectus distributed in connection with the Offering.

Discussion To New Hampshire Income Tax Law

New Hampshire Business Profits Tax (“Profits Tax”)

New Hampshire imposes the Profits Tax upon the taxable profits of every business organization carrying on any business within the state at a rate of 8.5%.

Board of Directors

April 24, 2015

Taxable business profits means gross business profits adjusted by additions and subtractions required by NHRSA 77-A:4 and then adjusted by the appropriate method of apportionment provided in NHRSA 77-A:3. For tax years beginning after January 1, 2000, gross business profits is defined as “the amount of taxable income as would be determinable under the provisions of the United States Internal Revenue Code of 1986 in effect on December 31, 2000 as defined in NHRSA 77-A:1,XX(l)” for a corporation and any other business organization required to make and file a U.S. corporation income tax return or not required to file separately because the corporation is a member of an affiliated group (New Hampshire Statutes, Title V, Chapter 77-A, Section 2).

New Hampshire Business Enterprise Tax (“Enterprise Tax”)

New Hampshire imposes the Enterprise Tax of every business enterprise, any organization carrying on a business for profit (except organizations described in IRC Section 501(c)(3) that do not have unrelated business income), at the rate of ¾ of one percent upon the taxable enterprise value tax base.

Taxable enterprise value tax base is defined as “the enterprise value tax base adjusted by the special adjustments provided in NHRSA 77-E:3 and then adjusted by the method of apportionment provided in NHRSA 77-E:4.” The enterprise value tax base is defined as “the sum of all compensation paid or accrued, interest paid and accrued and dividends paid by the business enterprise, before special adjustments provided in NHRSA 77-E:3 or apportionment as provided in NHRSA 77-E:4” (New Hampshire Statutes, Title V, Chapter 77-E, Section 1).

For the New Hampshire Business Enterprise Tax the taxable period is defined as “the calendar or fiscal year, or fractional part of a year, which the business enterprise uses for federal income tax purposes” (New Hampshire Statutes, Title V, Chapter 77-E, Section 1)

New Hampshire Individual, Certain Partnerships, LLCs and Estates Interest and Dividends Tax (“Interest and Dividends Tax”)

New Hampshire imposes the Interest and Dividends Tax on resident individuals at any time during the year at a rate of 5.0% of taxable income. (New Hampshire Statutes, Title V, chapter 77, Section 1).

Taxable income for a resident individual is defined generally as interest (except interest on state notes and bonds) and dividends, except for exceptions found in Section 77:4. (New Hampshire Statutes, Title V, Chapter 77, Section 4).

Board of Directors

April 24, 2015

Opinion

Accordingly, based upon the facts and representations stated herein and the existing law, it is the opinion of Baker Newman Noyes LLC regarding business profits, business enterprise and interest and dividends tax effects of the Offering that:

1.	For purposes of New Hampshire Profits Tax, Enterprise Tax and Interest and Dividends Tax, no income, gain or loss will be recognized by the Mutual Holding Company or the Stock Holding Company as a result of the transaction issued in connection with the Offering.

2.	It is more likely than not that no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, if any, or other purchasers upon the distribution to them of the nontransferable subscription rights to purchase Stock Holding Company stock as it is more likely than not that the fair market value of the non-transferable subscription rights to purchase Stock Holding Company Common Stock will be zero as stated in the federal opinion letter. No taxable income will be realized by the Eligible Account Holders or Supplemental Eligible Account Holders, if any, or other members as a result of the exercise of the nontransferable subscription rights.

3.	It is more likely than not that the fair market value of the interest in the Liquidation account will be zero as stated in the federal opinion. Accordingly, it is more likely than not that Eligible Account Holders and Supplemental Eligible Account Holders, if any, will not recognize taxable income in connection with the receipt of an inchoate interest in the Liquidation Account.

4.	It is more likely than not that the basis of the Stock Holding Company Common Stock to persons who purchase in the Offering will be the purchase price thereof. The holding period of a stockholder who purchases shares in the Offering will commence upon the consummation of the sale of such Common Stock to such stockholder pursuant to the exercise of the subscription rights.

Conclusion

The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax, or other state and local aspect of the transaction. This opinion is not binding upon any tax authority including the New Hampshire Department of Revenue or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority. Our opinions are based on the completeness and accuracy of the above referenced documents. If any of the foregoing are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy of incompleteness could have a material effect in our conclusions.

Board of Directors

April 24, 2015

References to New Hampshire Statutes and regulations are based upon current laws as enacted and pronouncements thereunder as of the date of this opinion. In rendering our opinions we are relying upon the relevant provisions of the Internal Revenue Service Code of 1986, as amended, New Hampshire Statutes and the regulations, judicial and administrative interpretations thereof, all as of the date of this memorandum. However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We take no responsibility to update our opinions for any subsequent change or modification.

Consent

We hereby consent to the filing of the opinion as an exhibit to the Provident Bancorp, Inc. Registration Statement on Form S-1 as filed with the SEC and the Stock Holding Company’s Form MHC-2 Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company as filed with the Federal Reserve. We also consent to the reference to our firm in the Prospectus contained in the Form S-1 and Form MHC-2 under the captions “The Stock Offering–Material Income Tax Consequences” and “Legal Matters.”

Portland, Maine	Limited Liability Company